Exhibit 1.3

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

NTT DoCoMo, Inc.

REGULATIONS OF THE BOARD OF DIRECTORS

Established on May 21, 1992

Amended on September 10, 1993

Amended on April 26, 1996

Amended on June 25, 1997

Amended on June 24, 1998

Amended on August 31, 1999

Amended on October 24, 2001

Amended on June 20, 2002

Amended on March 26, 2003

Amended on June 18, 2004

Article 1.	(Purpose)

Any matters for the Board of Directors shall be governed by these Regulations except for those as provided for in laws and regulations or in the Articles of Incorporation.

Article 2.	(Composition)

The Board of Directors shall be composed of all the Directors.

Article 3.	(Attendance and Statement of Opinion by Statutory Auditors)

Statutory Auditors shall attend any meeting of the Board of Directors and express their opinions thereat if necessary.

Article 4.	(Meetings to be Held)

1. An ordinary meeting of the Board of Directors shall be held once in every month as a general rule.

2. An extraordinary meeting of the Board of Directors may be held from time to time whenever necessary.

Article 5.	(Person Entitled to Convene Meetings and Chairman)

1. The President shall convene any meeting of the Board of Directors and act as chairman thereat.

2. Notwithstanding the provision set forth in the preceding paragraph, the Chairman of the Board of Directors, if such office is placed, shall convene any meeting of the Board of Directors and act as chairman thereat, except for cases where he is prevented from so acting.

3. If the President is prevented from so acting, one of the other Directors shall convene the meeting in his place and act as chairman thereat in the order of precedence previously determined by the Board of Directors.

Article 6.	(Procedures for Convocation)

1. In order for a meeting of the Board of Directors to be convened, notice thereof shall be dispatched to each Director and each Statutory Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

2. Notwithstanding the provision set forth in the preceding paragraph, a meeting of the Board of Directors may be held without following the procedures for convening meetings if the unanimous consent of all the Directors and Statutory Auditors is obtained.

3. The provisions of the preceding two paragraphs shall apply mutatis mutandis to change in the date of a meeting or to cancellation of a meeting convened.

Article 7.	(Request for Convening Meetings)

1. Any Director may request that a meeting of the Board of Directors be convened, by presenting a material stating or recording the matter for which the meeting is requested to be held to the President or a Director entitled to convene meetings in his place.

2. If, in the case of a request made under the preceding paragraph, no notice is dispatched within five days from the date of such request to convene a meeting of the Board of Directors to be held within two weeks from the date of such request, the Director who has made such request shall be entitled to convene the meeting.

3. Any Statutory Auditor may request that a meeting of the Board of Directors be convened if so required under any law or regulation.

4. The provision of paragraph 2 shall apply mutatis mutandis to a request made under the preceding paragraph.

Article 8.	(Method of Resolution)

1. Resolutions of a meeting of the Board of Directors shall be adopted by a majority vote of the Directors present who shall constitute in number a majority of Directors.

2. A Director who has special interests in any of the matters for resolution may not participate in the resolution on such matter.

3. The Director who may not participate in the resolution under the provision of the preceding paragraph shall not be counted in the number of Directors present with respect to such item of business.

Article 9.	(Matters to be Resolved)

Matters to be resolved by the Board of Directors shall be as per Schedule.

Article 10.	(Handling of Urgent Matters)

If any of the matters which should be discussed by the Board of Directors is unable to be referred to the Board of Directors for deliberation due to its nature of special urgency, the President may execute such matter without a decision thereon made by the Board of Directors. In such a case, however, the matter shall be presented to the subsequent meeting of the Board of Directors for discussion to obtain its approval.

Article 11.	(Reports)

1. Directors shall be obliged to report to the Board of Directors about any matter that is deemed necessary by the Board of Directors as well as those matters as provided for in laws and regulations.

2. Corporate Auditors may report to the Board of Directors about any necessary matter.

Article 12.	(Attendance by Persons Other Than Directors and Statutory Auditors)

The Board of Directors may allow any person other than Directors and Statutory Auditors to attend its meeting and to give his/her explanations and/or opinions thereat whenever so required.

Article 13.	(Preparation of Minutes)

1. The substance and results of the proceedings of a meeting of the Board of Directors shall be stated or recorded in minutes, and the Directors and Statutory Auditors present shall affix their respective names and seals or electronic signature to such minutes.

2. The names of such Directors as have voted against any of the resolutions made by the Board of Directors shall be stated or recorded in the minutes.

Supplemental Provision (May 21, 1992)

These Regulations shall be effective as from July 1, 1992.

Supplemental Provision (September 10, 1993)

These Regulations shall be effective as from September 10, 1993.

Supplemental Provision (April 26, 1996)

These Regulations shall be effective as from April 26, 1996.

Supplemental Provision (June 25, 1997)

These Regulations shall be effective as from June 25, 1997.

Supplemental Provision (June 24, 1998)

These Regulations shall be effective as from June 24, 1998.

Supplemental Provision (August 31, 1999)

These Regulations shall be effective as from September 1, 1999.

Supplemental Provision (October 24, 2001)

These Regulations shall be effective as from October 24, 2001.

Supplemental Provision (June 20, 2002)

These Regulations shall be effective as from June 20, 2002.

Supplemental Provision (March 26, 2003)

These Regulations shall be effective as from March 26, 2003.

Supplemental Provision (June 18, 2004)

These Regulations shall be effective as from June 18, 2004.

SCHEDULE

1.	Matters concerning General Meetings of Shareholders:
(1)	Decision on convening general meetings of shareholders;
(2)	Determination of the order of preference in which a Director shall act as the person entitled to convene general meetings of shareholders or as chairman thereat if the President is prevented from so acting; and
(3)	Determination of the agenda to be presented to general meetings of shareholders.

2.	Matters concerning the Company’s ethics policy, etc.:
(1)	Establishment, amendment, and abolishment of the Company’s ethics policy;
(2)	Establishment, amendment, and abolishment of outlines for ethics of management executives; and
(3)	Decision of exemption of responsibility concerning ethics of management executives.

3.	Matters concerning the closing of accounts:
(1)	Approval of accounting documents and detailed statements attached thereto;
(2)	Approval of financial statements based on Section 5 of the accounting principles for telecommunications (exclusive of those recorded under item (1) above);
(3)	Approval of consolidated financial statements (including summary reports, etc.);
(4)	Approval of interim consolidated and non-consolidated financial statements (including summary reports, etc.);
(5)	Approval of quarterly consolidated and non-consolidated financial statements;
(6)	Approval of annual securities reports and semi-annual reports;
(7)	Approval of annual reports and extraordinary reports concerning the quarterly results which are to be filed with the competent authorities of foreign countries; and
(8)	Determination of interim dividends.

4.	Matters concerning the Board of Directors:
(1)	Determination of the order of preference in which a Director shall act as the person entitled to convene meetings of the Board of Directors or as chairman thereat if the President is prevented from so acting; and
(2)	Establishment, amendment or repeal of the Regulations of the Board of Directors.

5.	Matters concerning shares, bonds, etc.:
(1)	Issuance of new shares;
(2)	Capitalization of additional paid-in capital and legal reserve;
(3)	Stock split and amendment to the Articles of Incorporation according to stock split;
(4)	Issuance of bonds;
(5)	Issuance of stock acquisition rights (in case of issuance at a “specially favorable” price, after the resolution of a general meeting of shareholders);
(6)	Issuance of bonds with stock acquisition rights (in case of issuance at a “specially favorable” price, after the resolution of a general meeting of shareholders);
(7)	Cancellation of stock acquisition rights;
(8)	Approval of transfer of transfer-restricted stock acquisition rights;
(9)	Establishment, amendment or repeal of the Share Handling Regulations;

(10)	Establishment of record dates, except for that as prescribed in the Articles of Incorporation;

(11) Appointment or removal of a transfer agent for shares and determination of its place of business and powers;

(12)	Repurchase of Company’s own shares
(i)	Repurchase of Company’s own shares if so authorized by the resolution of a general meeting of shareholders pursuant to Article 210 of the Commercial Code;
(ii)	Repurchase of Company’s own shares held by any subsidiaries pursuant to Article 211-3 of the Commercial Code;
(iii)	Repurchase of Company’s own shares pursuant to Article 6 of the Articles of Incorporation.

(13) Disposal of own shares pursuant to Article 211 of the Commercial Code; and

(14) Cancellation of own shares pursuant to Article 212 of the Commercial Code.

6.	Matters concerning officers:
(1)	Election or dismissal of Representative Directors;
(2)	Election or dismissal of Directors with executive power;
(3)	Determination of the order of preference in which a Director shall execute the President’s duties in his place if the President is prevented from so acting;
(4)	Determination of allocation of duties of Directors and assignment of duties to employees;
(5)	Approval of a Representative Director’s acting concurrently as an officer in another corporation (exclusive of cases where such Representative Director is reappointed under the same conditions as theretofore);
a.	acting concurrently as officer in another company;
b.	acting concurrently as officer in another group (“officer” means a person with a role whose name is registered in the place where officers of the group are named when the group is registered);
(6)	Establishment, change or repeal of important criteria for retirement gratuity money, condolence money, use of Company-owned houses and any other matters for Directors; and
(7)	Appointment of advisors and/or counsels.

7.	Matters concerning personnel, corporate organs, etc.:
(1)	Appointment or dismissal of managers and other key employees; and
(2)	Establishment, relocation or abolishment of branch offices and other important corporate organs.

8.	Matters concerning transactions conducted by Directors:
(1)	Approval of transactions conducted by a Director that are in the category of sales business of the Company;
(2)	Approval of transactions conducted by a Director with the Company; and
(3)	Approval of transactions in which a Director and the Company has a conflict of interest.

9.	Matters concerning business operations:
(1)	Disposition of material assets:
1)	Determination of new investment in a company when such investment falls under either of the followings:

(i)	investment amounting to ¥500 million or more; and
(ii)	investment to be made at the percentage of 50% or more.
2)	Determination of increase or reduction in investment in a company when such increase or reduction falls under any of the followings:
(i)	increase or reduction in investment amounting to ¥500 million or more (reduction amount shall be the higher of the cost or market value);
(ii)	such increase in investment as may result in the shareholding percentage in excess of 50%; and
(iii)	such reduction in investment as may result in the shareholding percentage below 50%.
3)	Withdrawal of investment in a company (including liquidation of a company) when such withdrawal falls under either of the followings:
(i)	investment amounting to ¥100 million or more (higher of the cost or market value); and
(ii)	investment as may result in the shareholding percentage in excess of 20%.
4)	Decision on disbursements for voluntary offers, such as donations, contributions, and those equivalent thereto (at one time): disbursements amounting to ¥30 million or more;
5)	Decision on joining any group with an annual membership expense of ¥30 million or more;
6)	Determination of disposition of assets:
(i)	disposition of telecommunications facilities, research equipment and facilities (including software) and intangible fixed assets: disposition amounting to ¥2 billion or more (at the book value);
(ii)	disposition of land or buildings: disposition amounting to ¥2 billion or more (higher amount between book value and market value); and
(iii)	disposition of assets other than above: disposition amounting to ¥2 billion or more (at the book value).
7)	Determination of lending of funds:
(i)	companies our shareholding percentage of which is in excess of 50% (including indirect shareholding):
a.	in the case where a limitation on the amount of the annual lending is established: then (A) if newly established limitation on the annual lending amounts to ¥5 billion or more, or (B) if the total of the newly established limitation and the balance of the outstanding lending amounts to ¥5 billion or more; and
b.	in the case where a limitation on the amount of the annual lending is not established: then (A) lending amounting to ¥5 billion or more, or (B) lending in which the total of new lending and the balance of the outstanding lending amounting to ¥5 billion or more.

(ii)	investee companies other than those set forth in (i) above (including indirect interests):
a.	in the case where a limitation on the amount of the annual lending is established: then (A) if newly established limitation on annual lending amounts to ¥2 billion or more, or (B) if the total of the newly established limitation and the balance of the outstanding lending amounts to ¥2 billion or more; and

b.	in the case where a limitation on the amount of the annual lending is not established: then (A) lending amounting to ¥2 billion or more, or (B) lending in which the total of new lending and the balance of the outstanding lending amounting to ¥2 billion or more.
(iii)	lending to corporations other than investee companies or to individuals lending to or similar transaction with any of the following persons shall not be made:
a.	directors, officers and employees (including counsels and retired directors and officers) of the Company or its parent company;
b.	family members and relatives of persons set forth in a. above; and
c.	corporation, other than investee companies, over which persons set forth in a. and b. above have substantial control.
8)	Determination of discharge of debts: amounting to ¥500 million or more.
9)	Determination of impairment of securities, etc: impairment amounting to ¥10 billion or more.
(2)	Acquisition of material assets: Determination of acquisition (including lease) of assets:
(i)	acquisition of telecommunications facilities, research equipment and facilities (including software) and intangible fixed assets: proposed contractual amount in excess of ¥10 billion or more;
(ii)	acquisition of land and buildings: proposed contractual amount in excess of ¥10 billion or more; and
(iii)	acquisition of assets other than above (excluding acquisition of terminal equipment): proposed contractual amount in excess of ¥10 billion or more.
(3)	Large amounts of Borrowings:
1)	Determination of long-term borrowings: the limit of a quarterly amount;
2)	Determination of short-term borrowings: the limit of a quarterly amount; and
3)	Determination of guarantee of debts:
(i)	companies our shareholding percentage of which is in excess of 50% (including indirect shareholding): guarantee of debt amounting to ¥5 billion or more, or where the total of the balance of the existing guarantee of debt and new guarantee of debt amounting to ¥5 billion or more;
(ii)	investee companies other than those set forth in (i) above (including indirect interests): guarantee of debt amounting to ¥2 billion or more, or where the total of the balance of the existing guarantee of debt and new guarantee of debt amounting to ¥2 billion or more; and
(iii)	guarantee of debt to corporations other than investee companies or to individuals: guarantee of debt to or similar transaction with any of the following persons shall not be made:
a.	directors, officers and employees (including counsels and retired directors and officers) of the Company or its parent company;
b.	family members and relatives of persons set forth in a. above; and
c.	corporation, other than investee companies, over which persons set forth in a. and b. above have substantial control.

(4)	Any other important matter relating to the execution of business:
1)	Determination of yearly business plans;
2)	Determination of executing “any and all businesses related to” as set out in Article 2, item 17, of the Articles of Incorporation;
3)	Determination of the conclusion, alteration or termination of important contracts for business collaborations;
4)	Establishment, change or repeal of tariffs and standard contract:
(i)	introduction of new services (excluding change of existing services);
(ii)	change of tariffs of existing services: any change which would affect income in the amount of ¥10 billion or more (effect will be calculated for the fiscal year in which the change is executed); and
(iii)	specially important change or repeal of standard contract other than above.
5)	Determination of matters concerning interconnection of telecommunications facilities:
(i)	change of interconnection charge: any change which would affect income in the amount of ¥10 billion or more (effect will be calculated for the fiscal year in which the change is executed); and
(ii)	specially important determination of matters concerning interconnection other than (i) above.
6)	Determination of compensation money for construction works (per work): compensation money amounting to ¥1 billion or more;
7)	Determination of conclusion of contracts for commissioning or undertaking of any work: proposed contractual amount in excess of ¥5 billion;
8)	Approval of shelf registration statements for issuance of debentures (excluding renewal of the statements which are already registered);
9)	Determination of re-appointment of independent auditors;
10)	Approval of audits and allowable non-audit business agreements:
a.	agreements between the Company and auditors or its affiliates, etc.; and
b.	agreements between subsidiaries and auditors or its affiliates, etc.
11)	Determination of acquisition, transfer, disclosure or licensing of important intellectual property rights (exclusive of those to be put for discussion simultaneously with other property under item 9(1)6) or 9(2) above); and
12)	Determination of handling of specially important litigation or damage claim.

10.	Others
(1)	Any matter that the Board of Directors has been authorized to carry out upon resolution of a general meeting of shareholders;
(2)	Use of electronic means with respect to the company documents and general meetings of shareholders (those which require a resolution of board of directors by law); and
(3)	Any matter that the Board of Directors deems necessary.

June 18, 2004

This is to certify that this copy is identical with the original.

NTT	DoCoMo, Inc.

Masao Nakamura

President and Representative Director